Exhibit 99.3

Teck Resources Limited

Offer to Exchange

$1,315,000,000 aggregate principal amount of its 9.75% Senior Secured Notes due 2014 (CUSIP Numbers 878742AJ4),

$1,060,000,000 aggregate principal amount of its 10.25% Senior Secured Notes due 2016 (CUSIP Numbers 878742AM7),

$1,850,000,000 aggregate principal amount of its 10.75% Senior Secured Notes due 2019 (CUSIP Numbers 878742AQ8),

which have been registered under the Securities Act of 1933, as amended,

for the same aggregate principal amounts of its outstanding

9.75% Senior Secured Notes due 2014 (CUSIP Numbers 878742AG0/C87392AA1),

10.25% Senior Secured Notes due 2016 (CUSIP Numbers 878742AK1/C87392AB9),

10.75% Senior Secured Notes due 2019 (CUSIP Numbers 878742AN5/C87392AC7)

To Registered Holders:

We are enclosing the material listed below in connection with the offer (the “Exchange Offer”) by Teck Resources Limited (the “Company”) to exchange $1,315,000,000 aggregate principal amount of its 9.75% Senior Secured Notes due 2014, $1,060,000,000 aggregate principal amount of its 10.25% Senior Secured Notes due 2016 and $1,850,000,000 aggregate principal amount of its 10.75% Senior Secured Notes due 2019 (collectively, the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for the same aggregate principal amounts of its issued and outstanding 9.75% Senior Secured Notes due 2014 (CUSIP Numbers 878742AG0/C87392AA1), 10.25% Senior Secured Notes due 2016 (CUSIP Numbers 878742AK1/C87392AB9) and 10.75% Senior Secured Notes due 2019 (CUSIP Numbers 878742AN5/C87392AC7) (collectively, the “Initial Notes”) upon the terms and subject to the conditions set forth in the prospectus, dated [                    ], 2009 (the “Prospectus”), and the related letter of transmittal (the “Letter of Transmittal”).

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Letter of Transmittal;

3.	Notice of Guaranteed Delivery;

4.	Instruction to Registered Holder from Beneficial Owner; and

5.	A letter that may be sent to your clients for whose account you hold Initial Notes in your name or in the name of your nominee, to accompany the Instruction form referred to above, for obtaining such client’s instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on [                    ], 2009, unless extended by the Company in its sole discretion.

The Exchange Offer is not conditional upon any minimum number of Initial Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Initial Notes will represent to the Company that (i) the Exchange Notes acquired in the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of the Initial Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) if the holder is not a broker-dealer or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Initial Notes, neither the holder nor any such other person is engaged in or intends to participate in a distribution of the Exchange Notes and (iv) neither the holder nor any such other person is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act or, if such holder is an “affiliate,” that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering holder is a broker-dealer (whether or not it is also an “affiliate”) that will receive Exchange Notes for its own account in exchange for Initial Notes, such tendering holder will represent that the Initial Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The enclosed Instruction to Registered Holder from Beneficial Owner contains an authorization by the beneficial owner of the Initial Notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent (as defined below) for the Exchange Offer) in connection with the solicitation of tenders of Initial Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Initial Notes to it, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer may be addressed to:

The Bank of New York Mellon

Reorganization Unit

101 Barclay Street – 7 East

New York, NY 10286

Attention: [            ]

Telephone: [            ]

Facsimile: [            ]

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU TO BE THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

2